Exhibit 99.1 1800 N Route Z, Suite A Columbia, MO 65202 (800) 338-9585 NASDAQ: AOUT

Contact:

Liz Sharp, VP, Investor Relations

lsharp@aob.com

(573) 303-4620

Luis G. Marconi Joins Board of American Outdoor Brands

COLUMBIA, Mo., June 7, 2022 – American Outdoor Brands, Inc. (NASDAQ Global Select: AOUT), an industry leading provider of products and accessories for rugged outdoor enthusiasts, today announced that Luis G. Marconi, 55, has joined the company’s Board of Directors as an independent director.  Most recently as Group Vice President of Grocery Products at Hormel Foods Corporation, Marconi is an accomplished P&L leader, Fortune 500 corporate officer, and board member with over 34 years of leadership experience in the food and beverage industry in the United States and Latin America, with depth in strategy, M&A, joint ventures, and board governance.

Barry M. Monheit, Chairman of the Board of American Outdoor Brands, said, “Luis’ experience and expertise are a tremendous fit with our strategic objectives, which include growing our diverse consumer outdoor brand portfolio, both organically and through potential acquisitions.  In addition, his experience in leading and growing consumer brands globally in international markets at both Hormel Foods Corporation and The Quaker Oats Company will allow him to make meaningful contributions toward our efforts to grow our business in both domestic and international markets.”

Luis G. Marconi

Marconi began his career with The Quaker Oats Company, where he served for nearly ten years as Group Product Manager for the company’s Andean Region.  He then joined Hormel Foods, a $12 billion global branded food company based in Austin, Minnesota, where he built an accomplished 22-year career, initially as the Sales & Marketing Manager of Latin America, and most recently as Group Vice President of the $3+ billion Grocery Products division, the second largest of the company. He also led a Hormel Foods/Rica Rondo Joint Venture in Colombia in the late 1990’s.

Marie Wadecki, Chair of the Nominations and Corporate Governance Committee, said, “We are pleased that our recent search has resulted in the appointment of Luis to our board.  His experience and skill set demonstrate our commitment to ensuring that our board composition can best address the evolving needs of our business.  With this appointment, our board now comprises six directors, half of whom represent diverse communities: female, Latino.”

Marconi graduated from Pontifical Xaverian University in Colombia with a Bachelor of Science degree in Industrial Engineering and received his MBA from Icesi University.  He is also a graduate of the University of Minnesota Carlson School of Management Executive Program in Minneapolis, Minnesota.

About American Outdoor Brands, Inc.

American Outdoor Brands, Inc. (NASDAQ Global Select: AOUT) is an industry leading provider of outdoor products and accessories, including hunting, fishing, camping, shooting, and personal security and defense products, for rugged outdoor enthusiasts.  The company produces innovative, top quality products under its brands Caldwell®; Wheeler®; Tipton®; Frankford Arsenal®; Hooyman®; BOG®; MEAT!; Grilla Grills®; Uncle Henry®; Old Timer®; Imperial®; Crimson Trace®; LaserLyte®; Lockdown®; ust®; BUBBA®; and Schrade®.  For more information about all the brands and products from American Outdoor Brands, Inc., visit www.aob.com.